Exhibit 99.1

Spansion Reports Second Quarter Fiscal 2008 Results

Tuesday July 15, 2008 4:05 pm ET

SUNNYVALE, Calif., July 15, 2008 /PRNewswire-FirstCall/ — Spansion Inc., the world’s largest pure-play provider of Flash memory solutions, today announced results for the second quarter ended June 29, 2008.

Net sales for the second quarter of 2008 were $613 million, up 7 percent compared to net sales of $570 million in the first quarter of 2008 and up from net sales of $609 million in the second quarter of 2007. Spansion MirrorBit® solutions as a percentage of net sales reached an all time high at approximately 80 percent.

Gross margin increased to 17.8 percent in the second quarter of 2008 compared to 16.6 percent in the first quarter of 2008. The improved gross margin was primarily a result of increased sales of higher margin Spansion MirrorBit solutions, growth of 90nm product sales, continued improvement of the company’s internal manufacturing, and a reduction of external foundry purchases. The manufacturing improvements more than offset incremental start-up costs associated with SP1. A decrease in non-SP1 inventory offset the increase of 65nm SP1 inventory, resulting in a decline in days of inventory compared to the first quarter of 2008. Blended average selling prices decreased two percent in the second quarter of 2008 compared to the prior quarter.

During the second quarter, Spansion engaged in restructuring activities which resulted in a $10 million charge. Including the restructuring charge, the operating loss was $77 million in the second quarter of 2008, representing a 24 percent improvement compared to the operating loss of $101 million in the prior quarter. Net loss for the second quarter of 2008 was $101 million, or $0.63 per share, compared to a net loss of $118 million, or $0.85 per share, in the first quarter of 2008. EBITDA for the second quarter of 2008 improved to $88 million, or 14 percent of net sales, compared to 9 percent of net sales in the first quarter of 2008. Refer to accompanying table for a reconciliation of non-GAAP measures to their related GAAP measures.

“The company’s results were above our expectations, mainly driven by strong performance in the consumer segment. We also held our position in the wireless segment, despite the difficult business environment,” said Bertrand Cambou, president and CEO, Spansion Inc. “With the continued ramp to production of multiple product families at SP1, we are reaffirming our full-year business outlook.”

Division Highlights

The company’s Consumer, Set Top Box and Industrial Division (CSID) reported an increase in net sales of 14 percent to $312 million for the second quarter of 2008, compared to $274 million in the first quarter of 2008 resulting in segment share gains. Acceleration of high density MirrorBit sales was the driving force for growth in CSID with MirrorBit solutions accounting for the total sequential net sales increase.

The company’s Wireless Solutions Division (WSD) reported flat sequential net sales for the second quarter of 2008 of $296 million. Increased sales of 65nm solutions from SP1 resulted in higher average densities compared to the prior quarter. The company continued sampling MirrorBit Eclipse solutions into multiple key accounts with customer qualification expected in the third quarter of 2008.

Additional Highlights

•	A heightened focus on the alignment and restructuring of the company to improve operating efficiencies and cost structure by:

•	accelerating the transfer of positions to more cost effective regions including China and Malaysia

•	establishing strategic partnerships in technology development and manufacturing

•	reducing approximately 500 regular and contract positions globally

•	A revolutionary new memory solution, called Spansion EcoRAMTM, that extends the applicability of the company’s technology beyond traditional Flash memory segments into higher margin markets:

•	enabling high performance instant search capability in Internet servers

•	significantly reducing energy consumption and total cost of Internet data centers

•	Successful integration of Saifun Semiconductors Ltd., now operating as wholly owned subsidiary of Spansion:

•	leveraging Spansion’s large IP portfolio to drive new licensing revenue streams

•	significantly expanding design expertise for MirrorBit-based product development

•	Approximately $75 million of second quarter planned capital equipment will be delivered in the second half of 2008. Total capital expenditures in the second quarter of 2008 were $110 million

Spansion’s outlook for the third quarter of 2008 and fiscal year 2008 is based on current expectations and subject to various factors including those set forth in the Cautionary Statement below.

Third Quarter of 2008 Outlook

•	Net sales for the third quarter of 2008 are expected to increase slightly from the prior quarter

•	Gross margin for the third quarter of 2008 is expected to increase one to two percentage points from the prior quarter

•	SG&A and R&D expenses are expected to be flat compared to the prior quarter

•	Capital expenditures for the third quarter of 2008 are expected to be relatively flat compared to the prior quarter

Spansion’s outlook for full year fiscal 2008

•	Net sales for fiscal year 2008 are expected to be flat to slightly up compared to fiscal year 2007 and financial performance is expected to improve

•	Capital expenditures for fiscal year 2008 are expected to be less than $500 million, a greater than 50% reduction from fiscal year 2007

•

Spansion expects to be free cash flow positive during the second half of the 2008 fiscal year (Note: free cash flow positive, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities minus capital expenditures)

Investor Conference Call

Spansion will host a conference call today, July 15, 2008, at 1:30 p.m. PT/ 4:30 p.m. ET to discuss the quarterly results. A live audio-only web cast of the call will be made available in the Investor Relations section of the company’s web site at http://www.spansion.com. In addition, we are providing a slide presentation regarding our quarterly results and other financial information, which will be posted to the company’s web site immediately prior to the conference call. The slide presentation will be available for viewing in the Investor Relations section of the company’s web site at http://www.spansion.com although we reserve the right to discontinue that availability at any time. A replay of the call will be made available on the company’s investor relations web site at http://www.spansion.com following the call.

Cautionary Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the expectation of customer qualification of MirrorBit Eclipse solutions with multiple key accounts in the third quarter of 2008, the expectation that Spansion EcoRAM will enabling high performance instant search capability in Internet servers and significantly reduce energy consumption and total cost of Internet data centers, the expectation that Saifun will drive new licensing revenue streams, the expectation that net sales: (i) for the third quarter of 2008 will increase slightly from the prior quarter and (ii) for fiscal year 2008 are expected to be flat to slightly up compared to fiscal year 2007, the expectation that gross margin for the third quarter of 2008 will increase one to two percentage points from the prior quarter, the expectation that SG&A and R&D expenses will be flat compared to the prior quarter, the expectation that capital expenditures: (i) for the third quarter of 2008 will be flat compared to the second quarter 2008 and (ii) for fiscal year 2008 will be less than $500 million, and the expectation that Spansion will be free cash flow positive by the end of the 2008 fiscal year. Investors are cautioned that the forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks that the company considers to be the important factors that could cause actual results to differ materially from those set forth in the forward-looking statements include demand for the company’s Flash memory products will be lower than currently expected; that average selling prices may decline; loss of key intellectual property arrangements creates a greatly increased risk of patent or other intellectual property infringement claims; the high cyclicality of the Flash memory market which has experienced severe downturns; that adverse financial market conditions may impeded access to or increase the cost of financing operations and investments; that Spansion may not be effective in expense reduction efforts; that OEMs will increasingly choose NAND-based Flash memory products over the company’s MirrorBit architecture-based Flash memory products for their applications; that the company has a significant amount of debt, and such debt could subject us to restrictive covenants; that the company may not achieve facilities and capacity implementation schedules as a result of factors such as insufficient cash flows and unavailable external financing; that the company may lose a key customer, or experience a reduction of demand from a key customer; that the company will not successfully develop, introduce and commercialize new products and technologies or to accelerate our product development cycle; that competitors may introduce new memory or other technologies that may make our Flash memory products uncompetitive or obsolete; that the company may fail to successfully develop next generation products; customers’ ability to change booked orders may lead to excess inventory; that the company’s investments in research and development may not lead to timely improvements in technology; that the company may experience manufacturing constraints or fail to achieve manufacturing efficiencies; the company may experience manufacturing disruptions of suppliers interrupt supply or increase prices for raw materials; that Spansion may not realize the expected value of Saifun’s NROM technology; the merger with Saifun may not result in benefits that Spansion anticipates as a result of integration or other challenges; and intellectual property claims or litigation could cause the company to incur substantial costs or pay substantial damages or prohibit sales of its products. The company urges investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2008. The company assumes no obligation to update any forward-looking statements or information included in this press release.

About Spansion

Spansion (Nasdaq: SPSN - News) is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing, selling and licensing Flash memory solutions. For more information, visit http://www.spansion.com.

Spansion®, the Spansion logo, MirrorBit®, MirrorBit® Eclipse(TM), ORNAND(TM), ORNAND2(TM), HD-SIM(TM) and combinations thereof, are trademarks of Spansion LLC in the U.S. and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

Spansion Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended
	Jun. 29 2008	Mar. 30 2008	Jul. 1 2007
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$612,720	$570,272	$609,172
Cost of sales (*)	503,571	475,810	501,033

Gross profit	109,149	94,462	108,139
Other expenses:
Research and development	108,303	120,321	110,900
Sales, general and administrative	68,264	64,764	61,947
Acquisition related in-process research and development	—	10,800	—
Restructuring charges (*)	9,922	—	—

Operating loss	(77,340)	(101,423)	(64,708)
Interest and other income (expense), net	2,536	3,379	11,672
Interest expense	(27,663)	(20,991)	(17,542)

Loss before income taxes	(102,467)	(119,035)	(70,578)
Benefit for income taxes	(1,824)	(564)	(3,676)

Net loss	$(100,643)	$(118,471)	$(66,902)

Net loss per common share
Basic and diluted	$(0.63)	$(0.85)	$(0.50)

Shares used in per share calculation
- Basic and diluted (**)	160,196	138,765	134,827

*	Restructuring charges for the quarter ended June 29, 2008 include $3,123 related to cost of sales.

**	Shares used in per share calculation is computed based on the weighted-average number of common shares outstanding during the period. The shares used in net loss per common share calculation for the quarters ended Jun. 29, 2008 and Mar. 30, 2008 included 22,729 thousand and 3,247 thousand of weighted-average common shares, respectively, related to the acquisition of Saifun Semiconductors Ltd.

Spansion Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Jun. 29 2008	Mar. 30 2008	Dec. 30 2007*
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$240,442	$333,051	$199,092
Marketable securities	108,479	121,900	216,650
Accounts receivable, net	371,399	340,431	379,962
Inventories	636,389	633,102	583,869
Deferred income taxes	29,133	31,597	26,607
Prepaid expenses and other current assets	43,277	51,181	46,452

Total current assets	1,429,119	1,511,262	1,452,632
Property, plant and equipment, net	2,365,211	2,488,538	2,271,964
Deferred income taxes	40,014	35,640	29,957
Acquisition related intangible assets, net	60,437	63,113	—
Goodwill	19,289	17,782	—
Other assets	85,619	75,947	61,092

Total Assets	$3,999,689	$4,192,282	$3,815,645

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable to banks under revolving loans	$128,930	$130,418	$—
Accounts payable and accrued liabilities	694,255	669,790	643,764
Accrued compensation and benefits	78,099	71,698	60,778
Income taxes payable	4,809	4,267	13,818
Deferred income on shipments to distributors	46,688	54,629	39,957
Current portion of long-term debt and capital lease obligations	144,767	160,313	101,797

Total current liabilities	1,097,548	1,091,115	860,114
Deferred income taxes	7,023	4,393	186
Long-term debt and capital lease obligations	1,312,377	1,362,578	1,299,536
Other long-term liabilities	28,595	24,872	23,361
Stockholders’ equity	1,554,146	1,709,324	1,632,448

Total liabilities and stockholders’ equity	$3,999,689	$4,192,282	$3,815,645

*	Derived from the December 30, 2007 audited financial statements of Spansion Inc.

Spansion Inc.

Selected Cash Flow Information

(In millions)

	Quarter Ended
	Jun. 29, 2008	Mar. 30, 2008		Jul. 1 2007
Depreciation & Amortization	$162	$142		$129
Amortization of intangibles and other acquisition-related costs	$3	$11		$—
Purchases of property, plant and equipment	$110	$227	*	$595

*	Purchases of property, plant and equipment for the quarter ended March 30, 2008 include non-cash equipment capital leases of $50M.

Spansion Inc.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(In millions)

	Quarter Ended
	Jun. 29 2008	Mar. 30 2008	Jul. 1 2007
Net loss	$(101)	$(118)	$(67)
Interest expense, net	26	18	13
Income tax benefit	(2)	(1)	(4)
Acquisition related in-process R&D	—	11	—
Depreciation and amortization expense	165	142	129

EBITDA	$88	$52	$71

Earnings before interest, tax, depreciation and amortization (EBITDA) is defined by the company as net loss before net interest expense, income tax benefit, acquisition related in-process R&D and depreciation and amortization expense. The Company uses this non-GAAP financial measure to provide meaningful supplemental information regarding Spansion’s operational performance of current and historical results as the Company uses this non-GAAP measure for strategic and business decision making, internal budgeting, forecasting and resource allocation process.

Moreover, this non-GAAP financial measure facilitates Spansion’s and the investment community’s comparison of Spansion’s operating results to its competitors’ operating results which currently may not include acquisition related expenses therefore making their reported financial information easily comparable to the Company’s operating results.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for GAAP financial measures. The non-GAAP financial measure should be viewed in conjunction with GAAP financial measures. Investors should review the reconciliation of the non-GAAP financial measure to its most directly comparable GAAP financial measure as provided in the preceding table.